Exhibit 99.1

09/08/17

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One Horizon Group Founder Mark White Rejoins Company as Chief Executive Officer to Lead New Online and SaaS Growth Strategy

Edwin C. Lun Joins as Chief Operating Officer Based in

Hong Kong to Oversee China and Hong Kong Businesses

LONDON, September 8, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) announced today that Mark White has rejoined the Company as Chief Executive Officer, President and Director. Mr. White will lead the Company’s new strategy directed at growth opportunities for online and Software-as-a-Service (SaaS) businesses, primarily centered on the security, education and gaming markets. Following the recent disposition of its loss making subsidiaries, One Horizon is now focused on the Company’s business and subsidiaries based in China and Hong Kong. One Horizon also announced that Edwin C. Lun is joining as Chief Operating Officer based in Hong Kong to oversee the Company’s business development and operations in China and Hong Kong.

“I am pleased to rejoin One Horizon and lead our strategy to focus on acquisitions of attractive and profitable online technology businesses. There are huge opportunities to acquire businesses based in Southeast Asia with global growth opportunities,” said Mark White, One Horizon’s Chief Executive Officer. “We expect to build on the strong foundation we’ve established with our Chinese and Hong Kong subsidiaries. The Company is also excited to have Edwin Lun join as Chief Operating Officer to direct our businesses in China and Hong Kong, where he has over 20 years of experience in operational roles in technology ventures and supply chain management.”

Mr. White founded and became Chief Executive Officer of a predecessor of the Company, One Horizon Group PLC, in 2004 and served as Chief Executive Officer and a Director of One Horizon Group, Inc. from 2012 to 2014. His entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 25 years. He founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network.

Mr. Lun has served as a non-executive director of Mobi724 Global Solutions (CSE: MOS), a technology company that is a leader in mobile payment solutions. Mr. Lun has also served as a board member of GS1, an organization that develops global standards for business communication. Mr. Lun is currently China Advisory Board member of Hope International Microfinance, a global microfinance institution in 16 countries. Mr. Lun has experience running large scale manufacturing operations and supply chain management distribution systems in the Fast Moving Consumer Goods (FMCG) sector, including over 20 years of experience in CAD/CAM/CAE, ERP and PLM software implementation. Mr. Lun is a graduate of the Harvard President Management Program at the Harvard Business School.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets primarily in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

One Horizon Group, Inc. Contact

Martin Ward

Chief Financial Officer

+44 (0)7785 334441

martin.ward@onehorizongroupinc.com

Darrow Associates Contacts for OHGI

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com